Exhibit 99.1

Moleculin Engages Wolfram C. M. Dempke, MD, PhD, MBA as its European Chief Medical Officer

Global leader with a distinguished 30-year career in oncology, hematology, and academia with significant contributions in clinical developments in ovarian cancer, lung cancer, and leukemias and lymphomas

Company continues to advance clinical development across priority development pipeline with expected launch of 2 clinical trials in Europe in 2022

HOUSTON, May 4, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced that the Company has engaged Wolfram C. M. Dempke, MD, PhD, MBA, MRCP as its EU Chief Medical Officer and part-time contractor for its European clinical trials.

Dr. Dempke currently serves as the Vice President, Scientific Solutions: Hematology & Oncology, at Worldwide Clinical Trials. He holds oncology/hematology society memberships in the U.S. and Europe. He has published five textbooks and more than 150 peer-reviewed papers. Dr. Dempke continues to teach classes in the Munich University Medical Oncology department, Germany, and he even continues to see patients on a monthly basis.

Walter Klemp, President and Chief Executive Officer of Moleculin commented, “As we look to commence our clinical studies in Europe, we believe Dr. Dempke will be a tremendous asset. Over the course of his career, he has played a key role in clinical oncology programs and made noteworthy contributions to the industry and academia. We are honored and pleased to have his leadership and guidance for our European clinical teams and help to drive these important programs forward.”

“There remains critical unmet needs across a number of oncology indications. I have dedicated my career to advancing innovative therapeutics that have the potential to provide patient benefit and make a positive impact in the treatment of cancer. After overseeing developments in the hem/onc space for more than 30 years, we are clearly committed to our patients to bring drug candidates like annamycin, which has the potential to become a game changer in anthracycline development in the future to the market. Thus, I am pleased to join the Moleculin team and help to advance their broad portfolio of drug candidates targeting highly resistant tumors and viruses. I am excited for the initiation of clinical studies in Europe and further advancing development of these important assets to meet unmet needs in the space,” added Dr. Dempke.

Prior to his current role, Dr. Dempke served as the External Expert at Novartis Oncology Global Clinical Development (NSCLC) (Basel, Switzerland), where he was responsible for the development of capmatinib (c- MET inhibitor), nazartinib (EGFRmut inhibitor), and novel compounds in Phase 1. Prior to that, he served as the Executive Medical Director Global Clinical Development (Head of Global Clinical Development in EU) at Incyte Biosciences; Head, Global Medical Affairs for EUSA Pharma; and as Executive Medical Director for Kyowa Kirin Pharmaceutical Development Ltd., where he was responsible for the global clinical development (Phase 1-3) in the therapeutic area of leukaemias and lymphomas (antibodies). This included the development of Phase 1/2 trials for an anti-CD123 antibody in AML, first-in-human studies with novel immune-oncology drugs (immune checkpoint antibodies) and support for the EMA submission of mogamulizumab based on the Phase 3 trial results. Additionally he served as the Executive Medical Director and Global Clinical Lead (Global Medical Oncology) at AstraZeneca. During his tenure there, he was responsible for the global clinical development in the therapeutic area of NSCLC and ovarian cancer (antibodies, TKIs). This included the responsibility for the FDA submission and re-launch of gefitinib in the US (NSCLC), the development of durvalumab for NSCLC (Phase 1/2) and the design and execution of Phase 2/3 trials for a novel wee-1 inhibitor in ovarian carcinomas. Other career appointments include Head of the Department of Haematology, Oncology and Gastroenterology at the Elbland Clinic Holding; Head of Global Medical Affairs Oncology at MerckSerono; Lead Medical Science Manager Oncology at Bristol-Myers Squibb and thereafter promoted as TA Head Oncology; Executive Medical Director of the TTG Bochum; Head of the Medical Oncology Department of the General Hospital Goch; Deputy Head and Acting Representative of the Medical Clinic IV (Haematology and Oncology) at the University of Halle; and Deputy Head of the Haematology Departments at Elisabeth Hospital in Germany.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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Jenene Thomas

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